Oct 4, 2018

EFI Appoints Bill Muir as New CEO

FREMONT, Calif., Oct. 04, 2018 (GLOBE NEWSWIRE) -- Electronics For Imaging, Inc. (Nasdaq:EFII), a world leader in customer-focused digital printing innovation, today announced that its Board of Directors has named William (Bill) D. Muir as its new Chief Executive Officer. Muir was most recently the Chief Operating Officer of Jabil, a product solutions company. His appointment is effective October 15, 2018, when he will also join the Board of Directors.

Muir succeeds Guy Gecht, who informed the Board he intended to step down as CEO upon the appointment of his successor, as the Company announced on July 30, 2018. Gecht will remain a member of the Board of Directors and will be an advisor to the CEO.

“Bill is going to take EFI to the next level,” said Gecht. “At Jabil his experience and track record included scaling multi-billion dollar businesses, driving execution and setting the firm’s strategic direction. This background uniquely prepares him to be the next CEO of EFI. I look forward to watching him lead EFI and helping him in any way he chooses as the Company continues to lead the digital transformation of industries globally where colorful images matter.”

Gill Cogan, Chairman of EFI’s Board, noted, “In conducting a comprehensive search for the next CEO, the Board had the opportunity to speak with many highly skilled, strong leaders. Bill was our first choice, as his experience in managing a global manufacturing organization, track record in execution and leadership style most closely matched the characteristics we sought to successfully lead EFI in its next stage of growth, building on the legacy that Guy established over the last 20 years. I would like to once again convey the Board’s gratitude to Guy for his outstanding leadership, overseeing the transformation of EFI and driving the Company’s rapid growth to over $1 billion in annual revenues.”

“I am honored and humbled to join the EFI team,” said Muir. “I have developed a deep admiration for the culture of courageous innovation, technical leadership and customer care, and I look forward to leading our exceptional team as we work tirelessly to delight our customers and create shareholder value.”

Muir has spent the past 25 years helping innovative, leading brands bring exceptional products to the marketplace, including launching Jabil’s Blue Sky Innovation Center. He has a deep background in complex engineering and manufacturing honed over progressive leadership roles at Jabil, a $22 billionproduct solutions company with more than 100 facilities and 170,000 employees across the globe. Most recently, Bill served as Chief Operating Officer. Before that, he served as CEO, Global Manufacturing Services, which at the time was a $14 billion division of the company, and as President of Jabil Asia, where under his leadership the business tripled in less than four years. Muir holds both a Bachelor’s degree in Industrial Engineering and a Master in Business Administration from the University of Florida.

Muir will join EFI’s third quarter earnings call, which is scheduled to take place after market close on October 29, 2018.

About EFI
EFI™ is a global technology company, based in Silicon Valley, and is leading the worldwide transformation from analog to digital imaging. We are passionate about fueling customer success with products that increase competitiveness and boost productivity. To do that, we develop breakthrough technologies for the manufacturing of signage, packaging, textiles, ceramic tiles, and personalized documents, with a wide range of printers, inks, digital front ends, and a comprehensive business and production workflow suite that transforms and streamlines the entire production process. (www.efi.com)

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Contact Information:
Investor Relations
Joann Horne
Market Street Partners
ir@efi.com
415-445-3233